Exhibit 99.2

Sunshine Biopharma, Inc. Announces Closing of $8.0 Million Private Placement Priced At-the-Market

MONTREAL, Canada, March 14, 2022 (GLOBE NEWSWIRE) -- Sunshine Biopharma, Inc. (NASDAQ: “SBFM” and “SBFMW”) (the “Company” or “Sunshine Biopharma”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs, today closed its previously announced private placement pursuant to a securities purchase agreement entered into on March 10, 2022 with certain institutional and accredited investors.

In connection with the private placement, the Company issued (i) 2,301,353 shares of its Common Stock together with investor warrants (“Investor Warrants”) to purchase up to 2,301,353 shares of Common Stock, and (ii) 1,302,251 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of Common Stock, together with Investor Warrants to purchase up to 1,302,251 shares of Common Stock. Each share of Common Stock and accompanying Investor Warrant were sold together at a combined offering price of $2.22, and each Pre-Funded Warrant and accompanying Investor Warrant were sold together at a combined offering price of $2.219, priced at-the-market under Nasdaq rules.

The Pre-Funded Warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Investor Warrants have an exercise price of $2.22 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

The Company received gross proceeds of approximately $8 million before deducting transaction related expenses payable by the Company.

Aegis Capital Corp. acted as the Exclusive Placement Agent in connection with the offering.

Additional details regarding the offering will be available in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the "SEC").

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Sunshine Biopharma

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of the ongoing COVID-19 pandemic that has claimed the lives of over 6 million people worldwide since it first appeared in December 2019. Sunshine Biopharma is working on the development of a treatment for COVID-19 and has completed the synthesis of four potential inhibitors of PLpro and subsequently identified a lead compound, SBFM-PL4. The Company is currently advancing the development of SBFM-PL4 in collaboration with the University of Georgia, College of Pharmacy. In addition, the Company recently signed a collaboration with the University of Arizona aimed at assessing the efficacy of three University of Arizona PLpro inhibitors in mice.

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In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Cautionary Note Regarding Forward Looking Statements

This press release and statements of the Company's management made in connection therewith contain "forward-looking statements" (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as "may", "could", "expects", "projects," "intends", "plans", "believes", "predicts", "anticipates", "hopes", "estimates" and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company's filings with the SEC. The Company's SEC filings can be obtained free of charge on the SEC's website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

For Additional Information:

Sunshine Biopharma Media Contacts:

TraDigital IR

Direct Line: 917-633-8980

investors@sunshinebiopharma.com

Sunshine Biopharma Inc. Contacts:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

www.sunshinebiopharma.com

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